June 3, 1998


AMENDMENT TO THE SECURITY AGREEMENT

Galaxy Foods Company
2441 Viscount Row
Orlando, FL  32809

RE:  FINOVA Capital Corporation ("FINOVA") with Galaxy Foods
Company ("Borrower")

Gentlemen:

Reference is made to that certain Security Agreement (Accounts Receivable, Inventory and Equipment) dated November 1, 1996 by and between FINOVA and Borrower, and reference is also made to that certain Amendment to the Security Agreement dated June 27, 1997 and to that certain Amendment to the Security Agreement dated February 9, 1998, each by and between FINOVA and Borrower (collectively, the "Security Agreement"), Borrower has requested and FINOVA has agreed to amend the terms of the Security Agreement as follows:

1. The line of credit defined in paragraph 1.10 of the Security Agreement is hereby increased from $4,500,000 to $6,500,000;

2. Section 1 of the Security Agreement is hereby amended by inserting the following defined term as paragraph 1.16:

"Operating Cash Flow/Actual" means; for any period, Borrower's net income or loss (excluding the effect of any extraordinary gains or losses), determined in accordance with GAAP, plus or minus each of the following items, to the extent deducted from or added to the revenues of Borrower in the calculation of net income or loss: (i) depreciation; (ii) amortization and other non-cash charges; (iii) interest expense paid or accrued; (iv) total federal and state income tax expense determined as the accrued liability of Borrower in respect of such period, regardless of what portion of such expense has actually been paid by Borrower during such period; and (v) Management Fees paid, to the extent permitted hereunder, and after deduction for each of (a) federal and state income taxes, to the extent actually paid during such period; (b) any non-cash income; and
(c) all actual Capital Expenditures made during such period and not financed.

3. Paragraph 2.1 (a) shall be amended by increasing the maximum sublimit for advances made against Eligible Receivables from $3,000,000 to $3,500,000, and Paragraph 2.1 (b) of the
Security Agreement shall be amended by increasing the maximum sublimit for advances made against Eligible Inventory from $750,000 to $1,500,000 (collectively the "Revolving Line of Credit");

4. Paragraph 2.1 c of the Security Agreement shall be modified by increasing the Prior Purchase Money M&E Advance (now, the "Term Loan") from $1,500,000 to $3,000,000 and advancing such additional amounts so as to increase the existing Term Loan to the amount of $3,000,000 which shall now be repaid in arrears to FINOVA in Thirty Nine (39) successive monthly installments of principal on the first day of each month, beginning July1 1, 1998, and continuing through and including September 1, 2001; and the final installment shall now be payable on October 1, 2001 in the amount of the principal balance together with accrued interest thereon from time to time remaining unpaid. Interest shall be computed on the basis of a 360 day year for the actual number of days elapsed, and shall be at the rate of one (1) point above the Prime Rate (as defined in the Security Agreement) computed on the basis of a 360-day year; provided, however, upon the occurrence and during the continuance of an event of default (as defined in the Security Agreement), interest shall accrued on the outstanding principal balance at the Default Rate, as set forth in the Security Agreement. Notwithstanding the foregoing, FINOVA shall have the right at any time to demand and receive the immediate repayment of the entire balance of the Term Loan in the event (a) of any default or termination under this Agreement; (b) of any reduction in the value of the Borrower's machinery and equipment; or (c) that FINOVA, in its sole and absolute discretion, shall consider the Term Loan insecure;

5. Paragraph 3.1 of the Security Agreement shall be amended by deleting the first sentence of such paragraph and replacing it with the following sentence:

3.1 FINOVA is authorized to charge the Borrower's loan account as an advance on the first day of each month as follows: (a) all costs and expenses; (b) interest on Borrower's monthly average loan balance (inclusive of all advances made pursuant to paragraph 2.1 of this Agreement, together with all costs and expenses charges to Borrower's account) which shall be payable by Borrower to FINOVA (I) on the Borrower's monthly average Revolving Line of Credit at the per annum Prime Rate (as defined in the Security Agreement) plus one half of one (.5) point (the "Revolver Interest Rate"), and (ii) on nay Term Loan advanced to Borrower pursuant to Paragraph 2.1 of the Security Agreement, at the per annum Prime Rate plus One (1) point (the "Term Interest Rate") (c) Letter of Credit Fees ("LC Fee") in the amount of two (2%) percent of the face amount of any such Letters of Credit issued for the account of Borrower, the aggregate face amount of which shall not exceed $500,000, which amount shall be fully reserved by FINOVA frm Borrower's Revolving Line of Credit Availability;

6. Paragraph 3.5 of the Security Agreement is hereby amended reducing the monthly Service Fee payable by Borrower to FINOVA from $1,000 to $750;

7. Section 3 of the Security Agreement is hereby amended with the addition of paragraph 3.7 as follows:

"3.7 Borrower shall unconditionally pay to FINOVA a fee equal to one-half of one percent (.5%) per annum of the difference between the Revolving Line of Credit and the average daily outstanding balance of the Revolving Line of Credit loans during such quarter, or portion thereof ("Unused Line Fee"), which fee shall be calculated and payable quarterly, in arrears, and shall be due and payable, commencing on the first Business Day of the Borrower's first fiscal quarter following the Closing Date and continuing on the first Business Day of each fiscal quarter thereafter.

8. Paragraph 9.1 of the Security Agreement shall be amended extending the term of the Security Agreement to October
31, 2001;

9. Paragraph 9.2 of the Security Agreement shall be amended by deleting subparagraphs (a) and (b) and replacing them with the following language:
"(a) one (1%) percent of the Line of Credit if the Security Agreement is terminated prior to October 30, 1999; and (b) one-half of one (.5%) percent of the Line of Credit if the Security Agreement is terminated during the period from October 31, 1999 to October 30, 2000;

10. Section 6 of the Security Agreement shall be amended to include a new paragraph 6.18 the following language:

6.18 Total Debt Service Coverage Ratio. As of the last day of each calendar quarter ended March 31, June 30, September 30 or December 31, Borrower's Operating Cash Flow/Actual for the consecutive 12-month period ending as of such last day must be at least 1.25 times the amount necessary to meet Borrower's Total Contractual Debt Service for such 12-month period; provided however, that, with respect to the calculations set forth herein for the period from the Closing Date through December 31, 1998, Borrower's Operating Cash Flow/Actual and Total Contractual Debt Service shall be determined beginning as of March 31, 1998 (the "Start Date") and be measured as follows:
(I) the time period from the Start Date through June 30, 1998 shall be for such amounts for such period, (ii) the time period from the Start Date through September 30, 1998 shall be for such amounts for such period, and (iii) the time period from the Start Date through December 31, 1998, shall be for such amounts for such period; and, provided further, that all such determinations shall be made on a consolidated basis.

In consideration of this Amendment to the Security Agreement, Borrower shall pay FINOVA a fee in the amount of $45,000 which amount shall be deemed earned and payable to FINOVA immediately upon the execution and delivery of this Agreement

Except as provided for herein, all other terms and conditions contained in the Security Agreement shall remain in full force and effect and in all respects unchanged.

                             						FINOVA CAPITAL CORPORATION

                             						By:  /s/ Frank Madonna
				                              	Frank Madonna, Assistant Vice
                                   President



ACCEPTED AND AGREED TO
THIS 3RD DAY OF JUNE 1998

GALAXY FOODS COMPANY

By: /s/ Cynthia L. Hunter
Cynthia L. Hunter, Chief Financial Officer
Authorized Signatory